UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2023

PDS BIOTECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37568	26-4231384

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
303A College Road East, Princeton, NJ 08540
(Address of Principal Executive Offices, and Zip Code)

(800) 208-3343
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.00033 per share	PDSB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 21, 2023, Matthew Hill submitted his resignation, effective December 1, 2023, as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of PDS Biotechnology Corporation (the “Company”) in order to pursue other professional endeavors. Mr. Hill acknowledged that his resignation was not the result of any disagreement relating to the Company’s operations, policies or practices.

On November 28, 2023, the Company entered into an Executive Employment Agreement with Lars Boesgaard (the “Employment Agreement”), pursuant to which Mr. Boesgaard will assume the role of the Company’s Chief Financial Officer, effective as of December 4, 2023 (the “Effective Date”). On the Effective Date, Mr. Boesgaard will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer.

Mr. Boesgaard, age 54, has had a career spanning more than 25 years in healthcare and has deep capital markets and investor relations experience with global clinical and commercial-stage pharmaceutical and biotechnology companies. He has prepared and executed corporate transactions and built financial frameworks for rapidly growing organizations. Mr. Boesgaard served as CFO of AM-Pharma B.V. from September 2021 to August 2023. Mr. Boesgaard also served as CFO of Columbia Care from August 2018 to August 2021, where he completed key transactions including an IPO/reverse merger resulting in a $120 million capital infusion and raising $200 million in public equity and debt offerings. Mr. Boesgaard was also previously the Vice President, CFO of Roka Bioscience from November 2015 to July 2018 and held several other senior finance positions with publicly traded companies including Insulet Corporation, Alexion Pharmaceuticals and Novo Nordisk A/S. Mr. Boesgaard holds a Bachelor of Science in Business Administration from the Copenhagen Business School and a Master of Business Administration from the Richard Ivey School of Business, Western University, Ontario, Canada.

There are no family relationships between Mr. Boesgaard and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Boesgaard and any other persons or entities pursuant to which he has been appointed as Chief Financial Officer and Mr. Boesgaard has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Under the terms of the Employment Agreement, Mr. Boesgaard will receive an annual salary of $420,000, which is subject to adjustment at the discretion of the Board of Directors of the Company (the “Board”). Mr. Boesgaard is also eligible for an annual performance bonus of 40% of his base salary, as determined by the Board or the Compensation Committee of the Board, provided that Mr. Boesgaard remains employed with the Company on the last day of the relevant performance period. The Employment Agreement further provides that if Mr. Boesgaard’s employment is terminated by the Company after his 90th day of consecutive employment without cause or if he resigns for good reason after his 90th day of consecutive employment, then, Mr. Boesgaard will be entitled to receive (i) a severance payment equal to twelve months’ of his then-current base salary and (ii) reimbursement for health care continuation (COBRA) premiums for up to 12 months following the date of his termination. The Employment Agreement contains customary non-competition and non-solicitation covenants, as well as an invention assignment agreement.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

On the Effective Date, Mr. Boesgaard will receive an option to purchase 200,000 shares of the Company’s common stock, par value $0.00033 per share, pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) under the PDS Biotechnology Corporation 2019 Inducement Plan, as amended (the “Options”) as an inducement material to Mr. Boesgaard’s acceptance of employment with the Company. The Options will have an exercise price equal to the fair market value on the date of grant and will vest over four years, with 25% vesting on the first anniversary of the date of grant, and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to Mr. Boesgaard’s continued service to the Company through each vesting date.

Item 8.01	Other Events.

On November 28, 2023, the Company issued a press release announcing the appointment of Mr. Boesgaard as Chief Financial Officer.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit Number	Description

99.1	Press Release dated November 28, 2023.
104	Cover Page Interactive Data File - the cover page interactive date file does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDS BIOTECHNOLOGY CORPORATION

Date: November 28, 2023	By:	/s/ Frank Bedu-Addo, Ph.D.
Name:	Frank Bedu-Addo, Ph.D.
Title:	President and Chief Executive Officer